United Stated
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
The Andersons, Inc.
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THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
March 12, 2009
Dear Shareholder:
          You are cordially invited to attend the Annual Meeting of shareholders that will be held on Friday, May 8, 2009, at 8:00 a.m., local time, at The Andersons’ Headquarters Building, 480 West Dussel Drive, Maumee, Ohio 43537.
          This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the meeting agenda, and how to vote your proxy and procedures for the meeting. It also describes how the board operates and gives you information about our director candidates. A form of proxy for voting at the meeting and our 2008 annual report to shareholders are also included with this booklet.
          It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
          I look forward to seeing you on May 8th.
Sincerely,
/s/ Richard P. Anderson
Richard P. Anderson
Chairman, Board of Directors

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 8, 2009

Time:	8:00 A.M., Local Time

Place:	The Andersons’ Headquarters Building 480 West Dussel Drive Maumee, Ohio 43537
Matters to be voted upon:
1.	The election of nine directors to hold office for a one-year term.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

3.	The approval of an amendment to the Company’s Articles of Incorporation in order to authorize 40,000,000 additional Common Shares.

4.	Any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.
Holders of record of The Andersons, Inc. Common Shares as of the close of business on March 11, 2009 will be entitled to vote at the Annual Meeting.

By order of the Board of Directors
Maumee, Ohio
March 12, 2009	/s/ Naran U. Burchinow

Naran U. Burchinow
Secretary
Your vote is important. Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, please vote your shares by proxy, either by mailing the enclosed proxy card or, by telephone or via the Internet. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 8, 2009
The Proxy Statement and Annual Report to Shareholders with Form 10K is available at www.edocumentview.com/ANDE2009

THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537
PROXY STATEMENT

Annual Meeting of Shareholders
May 8, 2009
Introduction
     The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals described in this proxy statement. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy is being mailed to shareholders on or about March 20, 2008.
This Proxy Solicitation
     Included in this package are, among other things, the proxy card and this proxy statement. The proxy card and the identification number on it are the means by which you authorize another person to vote your shares in accordance with your instructions.
     This proxy statement provides you with information about the proposals and about The Andersons, Inc. (the “Company”) that you may find useful in deciding how to vote with respect to each of the proposals. After this introduction, you will find the following seven sections:
•	Voting

•	Proposals

•	Board of Directors

•	Appointment of Independent Registered Public Accounting Firm

•	Proposal Regarding Amendment to the Articles of Incorporation to Increase the Number of Shares of Authorized Stock

•	Share Ownership

•	Executive Compensation

•	Other Information
The Annual Meeting
     As shown on the Notice of Annual Meeting, the Annual Meeting will be held on Friday, May 8, 2009 at 8:00 a.m., local time, at The Andersons’ Headquarters Building in Maumee, Ohio. The Company’s Code of Regulations requires that a majority of our Common Shares be represented at the Annual Meeting, either in person or by proxy, in order to transact business.
     Abstentions and broker non-votes (proxies held in street name by brokers that are not voted on all proposals) will be treated as present for purposes of determining whether a majority of our Common Shares is represented.

     There were no shareholder proposals submitted for the 2009 Annual Meeting. We must receive any shareholder proposals for the 2010 Annual Meeting at our principal offices in Maumee, Ohio by December 31, 2009.
Common Shares Outstanding
     On March 11, 2009, The Andersons, Inc. had issued and outstanding 18,225,789 shares of common stock.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 8, 2009
     The proxy statement and Annual Report to Shareholders with Form 10K is available at www.edocumentview/ANDE2009.
Voting
     You are entitled to one vote at the Annual Meeting for each Common Share of The Andersons, Inc. that you owned of record as of the close of business on March 11, 2009.
How to Vote Your Shares
     You may vote your shares at the Annual Meeting by proxy or in person. Even if you plan to attend the meeting, we urge you to vote in advance. If your shares are recorded in your name, you may cast your vote in one of these four ways:
•	Vote by telephone: You can vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.

•	Vote by mail: If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

•	Vote via the Internet: You can vote by internet at any time by visiting the website listed on your proxy card. Follow the simple instructions and be prepared to enter the code listed on your proxy card. If you vote via the Internet, you do not need to return your proxy card.

•	Vote in person at the Annual Meeting.
     Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or a broker) may be able to vote by telephone or the Internet, as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.
     When you vote by proxy, the shares you hold will be voted in accordance with your instructions. Your proxy vote will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has designated Matthew C. Anderson, Naran U. Burchinow and Tamara S. Sparks to serve as the proxies for the Annual Meeting.

How to Revoke Your Proxy
     You may revoke your proxy at any time before it is exercised by any of the following means:
•	Notifying Naran U. Burchinow, our Corporate Secretary, in writing prior to the Annual Meeting;

•	Submitting a later dated proxy card, telephone vote or internet vote or;

•	Attending the Annual Meeting and revoking your proxy in writing.
     Your attendance at the Annual Meeting will not, by itself, revoke a proxy.
Voting at the Annual Meeting
     Your shares will be voted at the meeting as directed by the instructions on your proxy card or voting instructions if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting and (4) you did not validly revoke your proxy prior to the meeting.
The Board’s Recommendations
     If you send a properly executed proxy without specific voting instructions, the designated proxies will vote your shares for the election of the nominated directors, for the ratification of the independent registered public accounting firm and for the Amendment to increase the number of shares of authorized stock.
Votes Required to Approve Each Item
     The Company’s Code of Regulations also states that the nominees for director receiving the greatest number of votes shall be elected. Therefore, abstentions and broker non-votes will not count as a vote for or against the election of directors.
     The ratification of the independent registered public accounting firm requires a majority of the Common Shares present and eligible to vote. An abstention will count as a vote against this proposal, however, broker non-votes will not count as a vote for or against this proposal.
     The approval of the Amended Articles of Incorporation to increase the number of shares of authorized stock requires an affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Common Shares. A broker non-vote or abstention will count as a vote against this proposal.
Householding
     The Company has adopted a procedures approved by the Securities and Exchange Commission called “householding.” Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials. If the household received a printed set of proxy materials by mail, each shareholder will receive his or her own proxy card or voting instruction card by mail. We have undertaken householding to reduce our printing costs and postage fees. Shareholders may elect to receive individual copies of the proxy materials at the same address by contacting Investor Relations at 480 West Dussel Drive, Maumee, Ohio 43537.

Where to Find Voting Results
     We will announce the voting results at the Annual Meeting and will publish the voting results in the Company’s Form 10-Q for the second quarter ended June 30, 2009. We will file that Form 10-Q with the Securities and Exchange Commission in August 2009.
Proposals
     The Governance / Nominating Committee and the Board, including all independent directors, have nominated nine directors each for a one-year term. The Audit Committee has hired and the Board has approved PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009 and recommends that you vote to ratify their appointment. The Board has approved the Amendment to the Articles of Incorporation to increase the number of shares of authorized stock and recommends that you vote for this amendment.
Election of Directors
     The Board of Directors is currently comprised of eleven directors. Richard P. Anderson and Paul M. Kraus, directors since 1988 and 1987, respectively, have declined to stand for re-election and the Board has determined to reduce the number of directors to nine, effective with this election. The Governance / Nominating Committee and Board of Directors have nominated and recommend the election of each of the nine nominees listed below. Each Director that is elected will serve until the next Annual Meeting or until their earlier removal or resignation. Sidney A. Ribeau resigned from the Board in September, 2008 and Gerard M. Anderson was appointed to the Board in October, 2008. Each of the nominees listed is currently a Director of the Company. The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors as provided for in the Company’s Code of Regulations.
     Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. There is no right to cumulative voting as to any matter, including the election of directors.
     The following is a brief biography of each nominee. Information as to their ownership of the Common Shares can be found in the “Share Ownership” section at page 13. All information provided is current as of February 27, 2009.

		Principal Occupation, Business Experience	Director
Name	Age	and Other Directorships	Since
Michael J. Anderson	57	President and Chief Executive Officer since January 1999, President and Chief Operating Officer from 1996 through 1998, Vice President and General Manager of the Retail Group from 1994 until 1996 and Vice President and General Manager Grain Group from 1990 through 1994. Director of FirstEnergy Corp.	1988

		Principal Occupation, Business Experience	Director
Name	Age	and Other Directorships	Since
Gerard M. Anderson	50	President and Chief Operating Officer, DTE Energy since 2005. Joined Detroit Edison, a subsidiary of DTE Energy in 1993 and held various executive positions. Prior to this, a consultant with McKinsey & Co., Inc.	2008

Catherine M. Kilbane	45	Senior Vice President, General Counsel and Secretary of American Greetings Corporation since 2003. Prior to that a partner with the Cleveland law firm of Baker & Hostetler LLP.	2007

Robert J. King, Jr.	53	Senior Managing Director, Private Equity, FSI Group, LLC since 2006. Formerly Managing Director, Western Reserve Partners LLC, Regional President of Fifth Third Bank from 2002 through 2004 and Chairman, President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio) from 1997 through 2002. Director of Shiloh Industries, Inc. and MTD Holdings, Inc.	2005

Ross W. Manire	57	Chairman and Chief Executive Officer of ExteNet Systems, Inc. since 2002. Served as President, Enclosure Systems Division of Flextronics International from 2000 to 2002. Prior to that held senior management positions at Chatham Technologies, Inc., and 3Com Corporation. Former Partner at Ridge Capital Corporation and Ernst and Young. Director of Zebra Technologies Corporation.	n/a

Donald L. Mennel	62	President and Treasurer of The Mennel Milling Company since 1984. Served as a member of the Federal Grain Inspection Service Advisory Board and a past chairman of the Eastern Soft Wheat Technical Board.	1998

David L. Nichols	67	Past President and Chief Operating Officer of Macy’s South, a division of Macy’s, Inc. from 2000 through 2005, previously Chairman and Chief Executive Officer of Mercantile Stores, Inc. Director of R. G. Barry Corporation. Past director of the Federal Reserve Bank, Cleveland, Ohio.	1995

Charles A. Sullivan	73	Past Chairman of the Board and former Chief Executive Officer of Interstate Bakeries Corporation. Past director of UMB Bank of Kansas City, Missouri. Advisory director of Plaza Belmont, LLC.	1996

Jacqueline F. Woods	61	Retired President of Ameritech Ohio (subsequently renamed AT&T Ohio). Director of The Timken Company and School Specialty, Inc.	1999

Certain Relationships, Legal Proceedings and Related Party Transactions
     Director Independence The Board is made up of a majority of independent directors. An “independent” director is a director who meets the criteria for independence as required by the applicable law and the NASDAQ Corporate Governance Standards for Listed Companies (“Nasdaq”) and is affirmatively determined to be “independent” by the Board. The Board has determined that each of the current directors is independent under the corporate governance standards of the Nasdaq, with the exception of Michael J. Anderson, President and Chief Executive Officer, Richard P. Anderson, Chairman of the Board and Paul M. Kraus. Former director Sidney A. Ribeau was also considered independent by the Board. Michael J. Anderson and Gerard M. Anderson are cousins. The Board has determined that the relationship does not affect Gerard M. Anderson’s exercise of independent judgment on the Board. Each of the Audit, Compensation, Finance and Governance / Nominating Committees is made up solely of independent members.
     Review and Approval of Transactions with Related Persons The Governance / Nominating Committee is charged with the review of any transactions with related persons. They may utilize outside legal counsel or the Company’s general counsel to provide opinions as to the appropriateness of any potential related party transaction. All directors and officers complete annual questionnaires regarding their stockholdings and transactions which may possibly be regarded as involving related parties. In considering any matter, the Governance/Nominating Committee will consider the terms of the Company’s Standards of Business Conduct, which directors and officers also commit to observe.
     The Board of Directors recommends a vote FOR the election of the nine directors as presented.
Approval of Independent Registered Public Accounting Firm
     The Audit Committee has hired and the Board of Directors has approved PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the financial statements of the Company for fiscal year 2009.
     If the shareholders do not ratify this appointment by a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee will consider other independent registered public accounting firms.
     The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.
Approval of an Amendment to the Company’s Articles of Incorporation to Increase Number of Shares of Authorized Stock
     The Board of Directors presents to shareholders a proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized Common Shares from 25,000,000 to 65,000,000.
     The Board of Directors recommends a vote FOR the proposal to increase the number of authorized Common Shares.
Other Business
     At the date of this Proxy Statement, we have no knowledge of any business other than the proposals described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted on at the discretion of the proxy holders.
Board of Directors

Committees of the Board
Board of Directors					Governance /
Name	Board		Audit	Compensation	Nominating	Finance
Michael J. Anderson	C	(2)
Gerard M. Anderson	X				X
Richard P. Anderson	C	(1)
Catherine M. Kilbane	X		X	C
Robert J. King, Jr.	X			X		C
Paul M. Kraus	X	(1)
Ross W. Manire	X			X		X
Donald L. Mennel	X		C		X
David L. Nichols	X		X			X
Charles A. Sullivan	X		X		C
Jacqueline F. Woods	X			X	X	X

C Chair, X Member

(1)	Not standing for re-election

(2)	Chairmanship effective with this election
Board Meetings and Committees
     The Board of Directors held five regular meetings and two special board meetings in 2008. Each director attended 75% or more of the 2008 meetings of the Board of Directors and committees on which each such director serves, except for Gerry Anderson who was first appointed to the Board at its December 2008 meeting and Sidney Ribeau who resigned September 5, 2008. Each of the Board members, except Sidney Ribeau and Gerry Anderson attended the 2008 Annual Shareholders Meeting. Prior to his resignation, Sidney Ribeau attended one of three regular Board meetings and one of the two Compensation Committee meetings. Charters for each of the following Committees are available at www.andersonsinc.com under Corporate Governance heading within the Investor Relations section of the website.
     Audit Committee: The Audit Committee is comprised of four independent members and, among other duties, appoints the independent registered public accounting firm, reviews the internal audit and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the independent registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments. The Audit Committee held four regular meetings in 2008.
     The Board has determined that Donald L. Mennel, the Chairman of the Audit Committee, is an “audit committee financial expert” as defined in the federal securities laws and regulations. All members of the Audit Committee are independent as defined in the NASDAQ Corporate Governance Standards for Listed Companies.

     Compensation Committee: The Compensation Committee, comprised solely of four independent directors, reviews the recommendations of the Company’s Chief Executive Officer and Vice President, Human Resources as to the appropriate compensation that includes base salaries, short-term and long-term compensation, and benefits of the Company’s officers (other than the Chief Executive Officer) and determines the compensation of such officers and the Company’s Chief Executive Officer for the ensuing year. In addition, under the Company’s 2005 Long-Term Performance Compensation Plan, the Compensation Committee reviews, approves and recommends to the Board of Directors grants of equity-based compensation to all participants and reviews and approves the “Compensation Discussion and Analysis” appearing in this proxy statement on page 16. The Compensation Committee met three times during 2008. All members of the Compensation Committee are independent as defined in the NASDAQ Corporate Governance Standards for Listed Companies.
     Finance Committee: The Finance Committee is comprised of four independent directors and is charged with monitoring and overseeing the Company’s financial resources, strategies and risks, especially those that are long-term in nature. The Committee was created by resolution of the Board in its October 2007 meeting and held its first meetings in January, 2008. All members of the Finance Committee are independent as defined in the NASDAQ Corporate Governance Standards for Listed Companies.
     Governance / Nominating Committee: The Governance / Nominating Committee is comprised solely of four independent directors. This Committee met twice in 2008. The Committee recommends to the Board actions to be taken regarding its structure, organization and functioning, selects and reviews candidates to be nominated to the Board, reports to the Board regarding the qualifications of such candidates, and recommends a slate of directors to be submitted to the shareholders for approval and conducts regular meetings of the independent directors without management being present. The Governance / Nominating Committee recommended the election to the Board of each nominee named in this proxy statement. All members of the Governance / Nominating Committee are independent as defined in the NASDAQ Corporate Governance Standards for Listed Companies.
     It is the policy of the Governance / Nominating Committee to consider for nomination as a director any person whose name is submitted by a shareholder, provided that the submission is made prior to December 31 of the year that precedes the next annual meeting of shareholders and provided that the person is willing to be considered as a candidate.
     Each candidate for director is evaluated on the basis of his or her ability to contribute expertise to the businesses and services in which the Company engages, to conduct himself or herself in accordance with the Company’s Statement of Principles, and to contribute to the mission and greater good of the Company. The candidate’s particular expertise, as well as existing Board expertise, is taken into consideration. A candidate’s “independence,” as defined by applicable stock exchange regulations and any other applicable laws, and the Board’s ratio of independent to non-independent directors is also taken into consideration. Qualifications and specific qualities or skills considered necessary for one or more of the directors to possess include, but are not limited to, the following:
•	Able to serve for a reasonable period of time

•	Multi-business background preferred

•	Successful career in business preferred

•	Active vs. retired preferred

•	Audit Committee membership potential

•	Strategic thinker

•	Leader / manager

•	Agribusiness background, domestic and international

•	Transportation background

•	Retail background

•	Brand marketing exposure
     Submission of names by shareholders is to be made to the Secretary of the Company, at the Company’s Maumee, Ohio address. The Secretary, in turn, submits the names to the Chair of the Governance / Nominating Committee.
     Chairman: Upon his re-election to the Board, Michael J. Anderson will serve as Chairman of the Board of Directors, and will continue as President and Chief Executive Officer. Richard P. Anderson had previously served as Chairman of the Board. The Chairman chairs meetings of the Board, sets Board meeting agendas, has authority to call meetings of the Board and serves as liaison with management of the Company.
     Lead Director: Charles A. Sullivan serves as Lead Director. The Lead Director chairs meetings of the independent directors, approves board meeting agendas, has the authority to call meetings of the independent directors and serves as a liaison with the Chairman.
     Executive Sessions of the Board: Our independent directors meet in executive session at each Board meeting. Our Lead Director chairs these executive sessions.
     Shareholder Communications to Board: Shareholders may send communications to the Board by writing any of its officers at the Company’s Maumee, Ohio address or by calling any officer at 419-893-5050 or 800-537-3370. All shareholder communications intended for the Board will be forwarded to the Board members. Shareholders may also obtain additional information about the Company at the Company’s website (www.andersonsinc.com).
Code of Ethics
     The Company has adopted Standards of Business Conduct that apply to all employees, including the principal executive officer, principal financial officer and the principal accounting officer. These Standards of Business Conduct are available on the Company’s website (www.andersonsinc.com). The Company intends to post amendments to or waivers, if any, from its Standards of Business Conduct as relates to the Company’s principal executive officer, principal financial officer or principal accounting officer on its website.
Review, Approval or Ratification of Transactions with Related Persons
     The Board has practices and procedures to address potential or actual conflicts of interest and the appearance that decisions are based on considerations other than the best interests of the Company that may arise in connection with transactions with certain persons or entities, which include the completion of annual written questionnaires requiring disclosure of potential conflict situations, financial transactions, and annual affirmation of compliance with the Company’s Standards of Business Conduct and Statement of Principles (the “Policy”). The Policy operates in conjunction with the Company’s Standards of Business Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved is material to the individual (and in any event, to any transaction in which the amount may be expected to exceed $120,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a “Related Person Transaction”).
     A Related person Transaction is subject to review and approval or ratification by the Governance / Nominating Committee. As part of its review of each Related Person Transaction, the Governance / Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

This Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Committee and do not require separate approval or ratification. The Director involved in a Related Party Transaction will recuse himself/herself from any decision to approve or ratify such transaction.
     The Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.
     There were no Related Person Transactions fro the year ended December 31, 2008.
Audit Committee Report
     The Audit Committee of The Andersons, Inc. Board of Directors is comprised of four independent directors and operates under a written charter. The Audit Committee appoints, establishes fees to, pre-approves non-audit services provided by, and evaluates the performance of, the Company’s independent registered public accounting firm. The Audit Committee’s appointment of the Company’s independent registered public accounting firm is presented to the shareholders in the annual proxy statement for ratification.
     Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements of the Company in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB) and for issuing their reports. The Audit Committee is responsible for monitoring and overseeing these processes.
     In this context, the Audit Committee has met and held discussions with management, the Company’s internal audit manager and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s internal audit manager and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by PCAOB AU Section 380 Communications with Audit Committees and reviewed all material written communications between the independent registered public accounting firm and management.
     The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by PCAOB Rule 3526 Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
     The Audit Committee has also reviewed the services provided by the independent registered public accounting firm (as disclosed below under the caption “Audit and Other Fees”) when considering their independence.
     Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Donald L. Mennel (chair), David L. Nichols, Charles A. Sullivan, Catherine M. Kilbane

Appointment of Independent Registered Public Accounting Firm
Independent Registered Public Accounting Firm
     PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent registered public accounting firm for the year ended December 31, 2008. The Audit Committee has appointed PwC as the independent registered public accounting firm of the Company for the year ending December 31, 2009.
     Representatives from PwC are expected to attend the annual meeting. They will have an opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to questions.
Audit and Other Fees
     During 2008, PwC not only acted as the Company’s independent registered public accounting firm but also rendered other services to the Company. The following table sets forth the aggregate fees billed by PwC for audit and tax related services related to 2008 and 2007 and for other services billed in the most recent two years:

Fees	2008	2007
Audit (1)	$1,485,266	$1,465,088
Audit-related	—	—
Tax (2)	35,029	115,945
Other (3)	1,500	1,500

Total	$1,521,795	$1,583,439

(1)	Fees for professional services rendered for the audit of the consolidated financial statements, statutory and subsidiary audits, consents, and assistance with review of documents filed with the SEC.

(2)	Fees for services related to tax consultations and tax planning projects.

(3)	Annual license fee for technical accounting research software.
Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
     In accordance with the Securities and Exchange Commission’s rules issued pursuant to the Sarbanes-Oxley Act of 2002 which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent registered public accounting firm. Under this policy, the Audit Committee specifically pre-approves at the beginning of each fiscal year all audit and audit-related services to be provided by the independent registered public accounting firm during that fiscal year within a general budget. The Audit Committee is updated as to the actual billings for these items at each meeting.
     Tax and all other services that are permitted to be performed by the independent registered public accounting firm, but could also be performed by other service providers, require specific pre-approval by the Audit Committee after considering other bids and the impact of these services on auditor independence. If the Audit Committee pre-approves services in these categories by the independent registered public accounting firm, the Audit Committee is updated at each meeting as to the actual fees billed under each project.

     Since May 6, 2003, 100% of the tax and other fees were pre-approved by the Audit Committee. All fees noted above were for full-time, permanent employees of PwC.
Proposal Regarding Amendment to Increase Number of Shares of Authorized Stock
     By resolution dated October 24, 2008, the Board of Directors adopted a resolution declaring it advisable to amend subsection (a) of Article Fourth of the Company’s Amended and Restated Articles of Incorporation to increase by 40,000,000 the aggregate number of shares of common stock, no par value (“Common Stock”), that the Company has the authority to issue to an aggregate 65,000,000 shares which, when added to the 1,000,000 shares of preferred stock, no par value (“Preferred Stock”) which the Company is currently authorized to issue, shall bring the total number of the Company’s authorized shares to 66,000,000 shares. The 1,000,000 shares of Preferred Stock which the Company is authorized to issue will remain unchanged. The proposed revised subsection (a) of Article Fourth of the Company’s Amended and Restated Articles of Incorporation is set forth as Appendix A to this Proxy Statement. The Board of Directors directed that the amendment be submitted for consideration by the stockholders at the Annual Meeting.
     As of March 11, 2009, the issued and outstanding shares of stock of the Company were as follows: 18,225,789- shares of Common Stock and zero shares of Preferred Stock. The additional Common Stock would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of the Common Stock of the Company are not entitled to preemptive rights or cumulative voting. Accordingly, the issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership and voting rights of the Company’s stockholders. The increase in the number of authorized shares may possibly be used in anti-takeover actions. While the authorization of additional shares might have such an effect, the Board of Directors does not intend or view the proposed increase in authorized shares as an anti-takeover measure.
     The authorized shares of Common Stock in excess of those presently outstanding will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company’s stockholders, except as may be required by applicable laws or regulations, including stock exchange rules. The Board of Directors believes that it is in the best interests of the Company and its stockholders to have additional shares of Common Stock authorized which would be available for issuance for stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions, debt leverage management, working capital or other corporate purposes. The Board of Directors believes the current number of authorized and unissued common shares available for issuance is too limited to allow prompt or flexible action by the Board if and when needed. The Board does not intend to issue any stock except for reasons and on terms which the Board deems to be in the best interests of the Company. The Company has no current plan to issue any of the proposed additional authorized shares. Because the holders of the Common Stock do not have preemptive rights, the issuance of Common Stock (other than on a pro rata basis to all current stockholders) would reduce the current stockholders’ proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to maintain a proportionate interest through normal market purchases. There are no currently issued shares of Preferred Stock outstanding, and no change is being made to any right of any prospective holder of Preferred Stock.
Vote Required
     The Board of Directors unanimously recommends a vote FOR the proposal to amend the Company’s Amended and Restated Articles of Incorporation to increase the aggregate number of shares of stock Common Stock that the Company is authorized to issue.

     Proxies will be so voted unless stockholders specify otherwise in their proxies. The affirmative vote of holders of two-thirds of the outstanding shares of Common Stock is required for approval of this proposal. Consequently, abstentions and broker non-votes will have the same effect as votes against the proposal. If the proposed amendment is approved by the stockholders, it will become effective upon the acceptance for record of the Article of Amendment with the Secretary of State of Ohio, which will occur as soon as reasonably practicable after approval.
Share Ownership
Shares Owned by Directors and Executive Officers
     This table indicates the number of Common Shares beneficially owned as of February 27, 2009. The table displays this information for the directors and executive officers as a group, for each director individually and for each of the Named Executive Officers (as defined hereafter). Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. Except as noted below, the address of the beneficial owners is The Andersons, Inc., 480 West Dussel Drive, Maumee, Ohio 43537.

	Amount and Nature of Shares Beneficially Owned
					Aggregate
					Number Of
					Shares
	SOSARs /		Common		Beneficially	Percent of
Name	Options (a)(i)		Shares		Owned	Class (b)
Dennis J. Addis	21,000	(i)	39,154	(c)	60,154	*
Michael J. Anderson	80,000	(i)	310,196	(d)	390,196	2.1%
Gerard M. Anderson	—		211,218		211,218	1.2%
Richard P. Anderson	—	(i)	380,622	(e)	380,622	2.1%
Richard R. George	8,200	(i)	29,873	(f)	38,073	*
Catherine M. Kilbane	1,000	(i)	1,016		2,016	*
Robert J. King Jr.	2,000	(i)	3,000		5,000	*
Paul M. Kraus	—	(i)	121,035	(g)	127,035	*
Ross W. Manire	—		—		—	*
Donald L. Mennel	2,000	(i)	32,776		38,776	*
David L. Nichols	—	(i)	12,765		12,765	*
Harold M. Reed	21,000	(i)	48,925	(i)	69,925	*
Rasesh H. Shah	25,000	(i)	59,790		84,790	*
Gary L. Smith	—	(i)	12,032		12,032	*
Charles A. Sullivan	2,000	(i)	33,830	(h)	39,830	*
Jacqueline F. Woods	2,000	(i)	16,432		22,432	*
All directors and executive officers as a group (22 persons)	208,866	(i)	1,581,383		1,790,249	9.7%

(a)	Includes options exercisable within 60 days of February 27, 2009.

(b)	An asterisk denotes percentages less than one percent.

(c)	Includes 1,650 Common Shares owned by Jonathan Addis, Mr. Addis’s son. Mr. Addis disclaims beneficial ownership of such Common Shares. Includes 35,494 Common Shares owned by Dennis J. Addis, Trustee of the Dennis J. and Therese A. Addis Joint Revocable Trust.

(d)	Includes 100,092 Common Shares held by Mrs. Carol H. Anderson, Mr. Anderson’s spouse. Mr. Anderson disclaims beneficial ownership of such Common Shares.

(e)	Includes 380,622 Common Shares held by Richard P. Anderson, LLC (“RPA LLC”). Voting shares of RPA LLC are held 50% by Richard P. Anderson and 50% by Mrs. Frances H. Anderson, Mr. Anderson’s spouse. Nonvoting shares of RPA LLC are held 24.53% each by Mr. Anderson and Mrs. Anderson. Mr. and Mrs. Anderson’s children and grandchildren hold the remaining nonvoting shares. Mr. Anderson disclaims beneficial ownership of such Common Shares, except to the extent of his pecuniary interest therein. All shares of RPA LLC included in collateral for two bank loans.

(f)	Includes 29,236 Common Shares owned by Richard R and Susan K George Trust.

(g)	Includes 52,600 Common Shares held by Mrs. Carol A. Kraus, Mr. Kraus’s spouse. Mr. Kraus disclaims beneficial ownership of such Common Shares.

(h)	Includes 17,500 Common Shares owned by Charles A. Sullivan Trust.

(i)	Vested SOSARs (stock appreciation rights that can only be settled in shares) are not included in this total as the February 27, 2009 market price of $12.36 would not trigger any delivery of shares to the holder upon exercise. Following are details of the excluded SOSARs that are currently vested and exercisable:

Name	Vested	Exercise price
Dennis J. Addis	2,000	$46.26
Michael J. Anderson	6,667	$46.26
Richard P. Anderson	1,067	$46.26
Richard R. George	1,050	$46.26
Catherine M. Kilbane	1,000	$44.05
Catherine M. Kilbane	1,067	$46.26
Robert J. King Jr.	1,067	$46.26
Paul M. Kraus	1,067	$46.26
Donald L. Mennel	1,067	$46.26
David L. Nichols	1,067	$46.26
Harold M. Reed	2,225	$46.26
Rasesh H. Shah	2,000	$46.26
Gary L. Smith	1,050	$46.26
Charles A. Sullivan	1,067	$46.26
Jacqueline F. Woods	1,067	$46.26
All directors and executive officers as a group (22 persons)	28,675	$44.05-$46.26

Share Ownership of Certain Beneficial Owners

			Percent of
		Amount and Nature	Class as of
Title of	Name and Address of Beneficial	of Common Shares	December 31,
Class	Owner	Beneficially Owned	2008
Common Shares	Advisory Research, Inc. 180 North Stetson Street Suite 5500 Chicago, Illinois 60601(a)	2,596,368	14.4%

Common Shares	Barclays Global Investors, NA Barclays Global Fund Advisors Barclays Global Investors, Ltd. Barclays Global Investors Australia Limited Barclays Global Investors Canada Limited Barclays Global Investors (Deutschland) AG Barclays Global Investors Japan Limited 400 Howard Street San Francisco, California 94105(b)	1,212,398	6.7%

Common Shares	Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071(c)	1,647,000	9.0%

(a)	Based upon information set forth in the Schedule 13G filed on February 13, 2009 by Advisory Research, Inc. Advisory Research, Inc. is an investment advisor with sole voting and dispositive power over 2,596,368 Common Shares.

(b)	Based upon information set forth in the Schedule 13G filed jointly on February 5, 2009 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Australia Limited, Barclays Global Investors Canada Limited, Barclays Global Investors (Deutschland) AG and Barclays Global Investors Japan Limited (collectively, “Barclays”). Barclays has the sole power to vote 933,756 Common Shares and sold dispositive power over 1,212,398 Common Shares.

(c)	Based upon information set forth in the Schedule 13G/A filed on February 13, 2009 by Capital Research Global Investors. Capital Research Global Investors is an investment advisor with sole voting and dispositive power over 1,647,000 Common Shares.
Compliance with Section 16(a) of the Securities Exchange Act of 1934
           Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. In addition, persons that are not executive officers or directors but who beneficially own more than ten percent of Common Shares, must also report under Section 16(a). Copies of all Section

16(a) forms filed by officers, directors and greater-than-10% owners are required to be provided to the Company.
           We have reviewed the reports and written representations from the executive officers and directors. Based on our review, we believe that all filing requirements were met during 2008, except for the following:
•	Dale Fallat filed a late Form 4 for the exercise of a stock option on August 6, 2008;

•	Art DePompei filed a late Form 4 for the acquisition of shares on September 4, 2008;

•	Tom Waggoner filed a late Form 4 for acquisitions made through a dividend reinvestment program in prior years.

•	Gerard Anderson filed a late Form 4 for the gift of shares he received December 31, 2008.
Compensation Committee Interlocks and Insider Participation
     No member of our Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee.
Executive Compensation
Compensation Committee Report
     The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis which follows, and, based on such review and discussion, recommends to the Board of Directors of The Andersons, Inc. that it be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008.
Compensation Committee
Catherine M. Kilbane (chair), Robert J. King, Jr., Jacqueline F. Woods
Compensation Discussion and Analysis
General Principles and Procedures
Compensation Committee’s Role and Responsibilities
     The Compensation Committee, which is composed solely of independent directors, reviews all aspects of cash and long-term incentive compensation for executive officers and makes recommendations to the Board. The President and CEO along with the Vice President, Human Resources make initial recommendations to the Compensation Committee and participate in Compensation Committee discussions. The Compensation Committee then makes recommendations related to the compensation provided to executive officers (including the Named Executive Officers (“NEOs”)) to the Board of Directors for their approval. Management has retained Findley Davies, an independent human resource consulting, actuarial, and administrative services firm based in Toledo, Ohio to assist in the design and development of its compensation policies. Management also retained the Hay Group, global management consultants headquartered in Philadelphia, Pennsylvania, to perform evaluations of executive positions and for benchmark competitive data.
     The Compensation Committee does not currently engage consultants or advisors that are independent from those engaged by management.
Rewarding Performance and Achieving Objectives
     Our compensation plans and policies are structured to achieve the following goals:
•	Compensation should reflect a balanced mix of short- and long-term components.

•	Short-term cash compensation (which is both base pay and bonuses) should be based on annual Company, business unit and individual performance.

•	Long-term equity compensation should encourage achievement of the Company’s long-term performance goals and align the interests of executives with shareholders.

•	Executives should build and maintain appropriate levels of Company stock ownership so their interests continue to be aligned with the Company’s shareholders.

•	Compensation levels should be sufficient to attract and retain highly qualified employees.

•	Compensation should reflect individual performance and responsibilities.
The Components of Our Compensation
     All NEOs are employed at will and have the same general compensation components, which are:
•	Base salary, paid in cash;

•	Bonuses or “short-term incentive compensation,” paid in cash; and

•	Equity or “long-term incentive compensation,” paid in the form of equity grants as discussed below.
     The combined base salary and short-term incentive compensation is called the Company’s Total Cash Compensation. Total Cash Compensation combined with long-term incentive compensation is called Total Direct Compensation. Each component is described in greater detail below.
2008 Executive Compensation Components
Benchmarking
     For all salaried positions, including our NEOs, we compare our compensation to that of other companies annually. We use the Compensation Planning and Executive Compensation Surveys, an annual study of U.S. businesses, produced by the Hay Group, for such comparisons. Specifically for the majority of salaried positions from entry level to executive levels, we selected companies from the Hay Group survey’s list of participants to create an index of 137 companies, with average revenue of approximately $1.8 billion. In previous years, we have consistently utilized an index of companies whose average revenues were lower than the Company’s revenues for the same period. We felt that our commodities-based business created revenue figures that overstated our true peer size, and we sought to avoid the upward compensation pressure that an index of companies with larger revenue might create. The 2008 index includes representation from a broad range of industries similar to those that we compete in, such as manufacturing, chemicals, energy, food / beverage / tobacco, retail, wholesale, and transportation, among others. The list of Companies that make up this peer index are included in Appendix B. For the CEO, we also utilized information from the proxy reports of a peer group of 22 companies selected based on financial criteria that were comparable to our own. In addition to sales and industry, we considered net income, total assets, market capitalization and return metrics including return on revenue, assets and equity. In addition to meeting the financial criteria, some companies were selected based on having a business model similar to ours (i.e., operations in multiple industries). This list of 22 companies is displayed in Appendix C.
     Our current pay strategy is to have Total Direct Compensation on a par with the median of our competitive benchmark if annually established target levels of pre-tax income performance at the Company and business segment level are achieved. We set base salaries below the 50th percentile and use short and long-term incentive pay to bring the NEO’s Total Direct Compensation to the 50th percentile when target performance levels are reached. Performance above target allows an NEO to exceed the 50th percentile. For the CEO, an average of the 25th percentile and 50th percentile from the two peer groups described above are used to develop a target range for Total Cash and Total Direct Compensation. We believe this approach strikes a balance between the broader Hay peer group information used for lower levels of the company with CEO information from organizations that are more precisely aligned with us in terms of the criteria described above.
Base Pay
     For the base pay of NEOs, we target the middle of a range between the 25th and 50th percentiles of our competitive benchmark. The base pay of our CEO is targeted at the 25th percentile.
     Following is a chart setting forth NEO base salary from 2008 and 2007 and the percentage change from 2007 to 2008.

	Base Salary
	2008	2007	% increase
Michael J. Anderson	$494,231	$462,692	6.8%
Richard R. George	$210,885	$200,077	5.4%
Gary L. Smith	$210,885	$200,077	5.4%
Dennis J. Addis	$260,192	$238,077	9.3%
Harold M. Reed	$274,327	$240,000	14.3%
Rasesh H. Shah	$275,500	$262,115	5.1%
Bonus, Performance Targets & Thresholds
     We believe that our cash bonus plan (which we call the Management Performance Plan or MPP) encourages sound investment decisions, prudent asset management and profitable segment and Company performance.
     The Management Performance Plan requires the setting of annual income “thresholds” and “targets” for each of the Company’s five business groups (Grain & Ethanol, Rail, Plant Nutrient, Retail and Turf & Specialty) and the total Company. “Thresholds” are levels of income that must be achieved before any MPP payment is earned, and produce minimum levels of MPP payments. “Targets” are the levels of income at which the resulting MPP payment will equal the targeted competitive level of compensation discussed under “Benchmarking” above. We attempt to set threshold levels so that a minimum MPP payment will normally be earned absent poor performance or unusually difficult or unexpected adverse business conditions. We generally expect that threshold levels of income will be achieved by all or nearly all our business groups annually. Targets are set to provide targeted compensation in the case of good performance. We generally expect a majority of our executives to achieve target levels of income and resulting bonuses, although it would not be uncommon for one or more executives to fail to achieve target in a single year. Each executive’s MPP payments are based on achieving threshold and targets for their individual business group, as well as for the total Company. The total Company threshold and target is less than the sum of the five business group thresholds and targets due to corporate costs and expected returns on corporate assets that are not assigned to an individual business group.
     The development of targets begins with pretax income objectives for various types of on- and off-balance sheet assets employed in each business unit — working capital, property, plant & equipment, leased facilities and equipment, and equity investments in affiliates. By multiplying a business’ asset book balance by our target returns on investment, we produce an initial pretax “formula” in order to calculate target and threshold objectives. Each business unit’s formula target and threshold is adjusted for corporate-level expenses, the presence of non-capital service businesses and non-income producing assets. Other qualitative adjustments to the calculated formula consider the market value of income producing assets and longer-term industry trends.
     Target and threshold amounts are not current year budgets or predictions (although not completely independent), but they do represent the long-term expectation of return for the business group and the Company given our level of investment in that group. We take a longer-term view of performance due to the volatile nature of several of our businesses.
     Income targets and thresholds for the coming year for each business unit are presented to the Compensation Committee in the December meeting. The Committee then makes a recommendation to the Board of Directors for its approval. All 2008 targets and thresholds were determined through this process and were approved by the Board of Directors. In the event of significant changes in the asset base due to acquisition or additional investment in joint ventures, Board-approved targets and thresholds may be further adjusted during the year. Any adjustment made is re-submitted to the Board for their approval. This occurred in 2008 after the initial thresholds and targets were approved due to completed acquisitions and additional equity investments made that were not contemplated in the original recommendation. The Board approved the revisions in August 2008. The targets and thresholds impacting 2008 NEO compensation were as follows:

($000s)	Threshold	Target
Grain and Ethanol	$26,250	$52,500
Plant Nutrient	5,625	11,250
Rail	10,500	21,000
Turf & Specialty	5,000	2,000
Retail	6,000	2,400
Company	44,500	89,000
     Our bonus plan makes cash available for bonuses to business group presidents when the Company as a whole or their individual business group achieves income thresholds. Corporate level executives such as the Chief Executive Officer, Vice President, Finance and Treasurer and Vice President, Controller and CIO only earn bonuses based on the total Company results as compared to the Company threshold. If the Company, as a whole, or the individual business unit exceeds its threshold, the amount available for bonuses will be increased proportionately. If thresholds are not met for any component, no bonuses are earned on that component. If target income is achieved, then bonus plus base salary will approach the competitive benchmarked target level for Total Cash Compensation. If targets are exceeded, the amount available for bonuses continues to be increased proportionately, until reaching a cap of 200% of target bonus. NEOs who are group Presidents earn 70% of their bonus on their individual group performance and 30% on overall Company performance. The other NEOs earn 100% of their bonus based on Company performance. For 2008, no formula bonuses reached the maximum 200% of target. Our expectation is that each business unit will, at a minimum, return at the threshold level resulting in some level of bonus. Because of the volatility in our industries, however, this is not always possible.
     The final component of our MPP includes a discretionary pool which is computed based on total

Company performance which gives the CEO the ability to adjust bonuses, within parameters approved by the Compensation Committee, based on his evaluation of an individual’s performance, and other extenuating factors he deems appropriate. Once the Company’s discretionary pool amount is determined, the CEO recommends the specific amounts paid to individual NEOs to the Compensation Committee, based on his assessment of their business group and individual performance. This discretionary pool is funded based on total Company performance only and does not require the Company to meet threshold level performance. In 2008, the aggregate discretionary payments approved by the Compensation Committee amounted to approximately 30% of the total MPP payment for all participants. This compares to 31% in 2007 and 28% in 2006.
     In 2008, the Company’s pretax income after a small downward adjustment for one time or unusual gains and losses exceeded our threshold by 11%. This compares to 2007 and 2006 where target was exceeded by 65% and 18%, respectively and 2007 and 2006 threshold was exceeded by 323% and 261%, respectively. The discretionary bonus availability was adjusted upwards accordingly. In each of the four years prior to 2004 through 2007, the Company’s performance exceeded target resulting in above target bonuses for the Company-based component of MPP. For 2003 the Company met the threshold, but didn’t reach the target. Individual business groups for the NEOs had the following results:

	Grain & Ethanol	Plant Nutrient	Rail
2008	Met threshold	Did not meet threshold	Met threshold
2007	Exceeded target — reached maximum	Exceeded target — reached maximum	Exceeded target
2006	Exceeded target	Met threshold	Exceeded target
2005	Exceeded target	Exceeded target	Exceeded target
2004	Exceeded target	Exceeded target	Exceeded target
2003	Met threshold	Exceeded target	Met threshold
     Following are the 2008 and 2007 MPP payouts for each of the NEOs:

	MPP
	2008	2007
Michael J. Anderson	$135,000	$550,000
Richard R. George	45,000	215,000
Gary L. Smith	45,000	215,000
Dennis J. Addis	—	400,000
Harold M. Reed	145,000	440,000
Rasesh H. Shah	155,000	250,000
     Because the Company’s compensation strategy for NEOs puts a significant portion of the total cash compensation at risk as part of MPP, the significant decrease in bonuses is directly reflective of the reduction in performance in the current year. Following is a graph with history that displays total bonuses and total cash (base salary plus MPP) for each of the six listed NEOs, each of whom held comparable positions over this time frame. Finally, included on the graph are diluted earnings per share. Changes in the capital structure occurred only in mid 2006 when 2.3 million additional shares (approximately 14%) were issued which further dilutes 2006 and 2007 EPS. The Company believes that its volatility in cash compensation for NEOs is appropriate given the close correlation with the increased diluted earnings per share over this nine year period.
     For 2008, Denny Addis elected to forgo his Company-based bonus due to the significant loss experienced by his business group. In August 2007, Rasesh Shah was granted a special discretionary bonus of $75,000 which is listed in the Summary Compensation Table based on work done to close a significant rail portfolio purchase. This bonus was approved by the Compensation Committee and was not part of the MPP program. This bonus is not included in either the table above or the chart below.
Equity Grants
     Equity is issued to our executives under the Company’s 2005 Long-Term Compensation Plan. To do this, we establish a target long-term compensation (“LTC”) amount for each executive position. We initially target long-term compensation to be an amount which, when combined with our base pay and bonus, brings the aggregate of NEO Total Direct Compensation approximately to the median levels reported in our competitive analysis described under “Benchmarking” above. This LTC value is scaled to job size. The NEOs targeted LTC value ranges from 85% of salary range midpoint for our CEO, 50% of salary range midpoint for our Group Presidents and 34% of salary range midpoint for Vice Presidents.
     As with cash bonuses, the amount of equity granted depends upon the Company’s achievement of its target income objectives. Target and threshold income levels used for MPP payments are also used for the LTC program. Also similar to the bonus plan, the CEO is granted the discretionary ability to further increase or reduce equity grants, subject to the approval of the Compensation Committee, based on his evaluation of an individual’s performance, and other extenuating factors he deems appropriate. The Compensation Committee approves all final equity compensation grants.
     For 2007 and prior years, if the Company exceeded targeted income, then the LTC granted in the following year was increased by a similar percentage. If the Company failed to achieve targeted income, then the LTC will be reduced, eventually to zero if the Company fails to achieve profitability.
     Beginning with the 2008 equity grants, the impact of performance was limited to the following:

Income as a % of Target Income	Adjustment Factor for Equity Grants
120% and above	125%
80% to 119%	100%
Threshold to 79%	75%
Income to Threshold	50%
Pretax Loss	0%
This decision to limit the impact of performance on the LTC was made in the process of developing the 2008 grant proposal in early 2008, after two consecutive years of profit performance that greatly exceeded target performance. This change was approved by the Compensation Committee in its February 2008 meeting.
     Prior to 2006, executives were granted traditional non-qualified stock options (“NQOs”) exclusively. In 2005 we began to grant Performance Share Units (“PSUs”) in addition to NQOs and in 2006, we replaced NQOs with Stock Only Stock Appreciation Rights (“SOSARs”). The Compensation Committee established the mix of awards at 25% PSUs and 75% SOSARs from 2005 through 2007. The Compensation Committee changed the mix to 50% PSUs and 50% SOSARS for the March 1, 2008 grant and the vesting schedule for the 2008 SOSAR grants to vest 1/3 after one year, 1/3 after two years and the final 1/3 after three years. Prior SOSARs vested 100% after three years.
     SOSARs are awards paid in shares of Company stock and determined by the growth in the Company’s stock price over a period of time. SOSARs provide an economic benefit to the executive virtually identical to that of a traditional stock option, but offer some distinct advantages to both the executive and the Company. By delivering shares based on the appreciation of our stock price, fewer shares are issued than in traditional stock option plans. This results in a lower stock dilution impact than stock options. SOSARs also have the advantage of reducing the number of authorized shares required to be maintained by the Company. The current accounting treatment of SOSARs is identical to traditional NQOs. Under current tax rules, SOSARs are taxed at exercise, just like options. SOSARs also facilitate equity ownership by providing executives with built-in financing. For these reasons, we plan to continue using SOSARs instead of traditional options, assuming no significant changes to their tax and accounting treatment.
     PSUs are grants of Company stock based on the achievement of specific financial goals. Each year, a maximum number of PSUs is established for specific executive positions which are then available to be earned through financial performance. Our PSUs are earned over a three year period based on cumulative Earnings Per Share (“EPS”) performance measured against an established threshold and target for growth. PSUs provide the same advantages as restricted stock in that they require fewer shares than stock options to deliver equivalent compensation. Unlike restricted stock, which requires only continued service to be earned by the executive, PSUs provide a strong performance link since shares are only delivered if performance goals are achieved. Dividends are earned on PSUs in the form of additional shares payable at the end of the performance period equivalent to the dollar value of dividends on the number of shares awarded.
     PSU thresholds and targets are based on a growth rate of diluted earnings per share selected prior to the grant date. The award is measured over 3 calendar years beginning with the year of grant. For grants made in 2008 and prior, threshold level earnings are 3% annual growth in diluted earnings per share, target levels are at 7% annual growth in diluted earnings per share and the maximum shares are awarded at 14% annual growth in diluted earnings per share. The first issuance of PSUs that were granted in 2005 and earned through calendar 2007 delivered the maximum award based on $7.62 three year diluted earnings per share on a maximum target of $4.18. The following table displays thresholds, targets and maximum awards for the PSUs outstanding at December 31, 2008. The PSUs for the three years ended 2008 were issued in January 2009 at the maximum amount.

Three Year	Threshold - 3%	Target - 7%	Maximum - 14%
Cumulative Diluted	growth, 10%	growth, 50%	growth, 100%
Earnings Per Share	earned	earned (1)	earned(2)	Actual
3 years ended 2008	$4.78	$5.16	$5.88	$7.75
3 years ended 2009	$6.81	$7.36	$8.39
3 years ended 2010	$9.33	$10.08	$11.49

(1)	Level at which 100% of performance adjusted LTC is achieved.

(2)	Level at which 200% of performance adjusted LTC is achieved.
     We believe the use of SOSARs and PSUs create long-term incentives that balance the goals of growing stock price, and strong Company earnings.
     The number of equity awards granted to NEOs is determined by dividing the adjusted LTC target dollar value by our estimate of the likely fair market value of the award on the date of grant. In 2008, the Compensation Committee approved the number of grants to be awarded on the fixed grant date of March 1 at the February 21, 2008 committee meeting. The exercise price is the closing price on the grant date.
     We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. We do not generally grant equity to new hires on their start dates or at any other time during the year. We may issue shares to executives who join the Company in connection with corporate acquisitions, as we did this year in connection with our acquisition of Douglass Fertilizer & Chemical Company, none of whom were NEOs. New non-employee members of the Board of Directors do receive SOSARs when they join the Board.
     Following is the combined fair value of the equity grants made under the 2005 Long-Term Compensation Plan and the change from the prior year for NEOs. The value below is computed in accordance with Statement of Financial Accounting Standard 123(R), “Share Based Payment,” using a Black-Scholes model and assumptions as described in Note 8 to the Company’s audited financial statements included in the Annual Report on Form 10-K, Item 8.

	LTC (Value)
	2008	Increase from 2007
Michael J. Anderson	$863,720	$252,151
Richard R. George	$136,036	$69,452
Gary L. Smith	$136,036	$69,452
Dennis J. Addis	$259,116	$76,630
Harold M. Reed	$292,661	$59,091
Rasesh H. Shah	$259,116	$1,766
     Our 2007 adjusted income as a percentage of target income is 163% which resulted in a 25% adjustment to target LTC for the 2008 grant in accordance with the table on page 22. Adjusted pretax income for 2006 exceeded that year’s target by 18%. As 2007 and prior grants did not use the table, the performance adjusted amount of target long-term compensation for each NEO position was increased by 18%. The CEO also takes into consideration individual performance in proposing grants that modified the number of grants computed on the basis of corporate pretax income. All grants are approved by the Compensation Committee. Our 2008 adjusted income (base for our 2009 grants) was 55% of target income resulting in 2009 grants made at 75% of the target LTC.
Stock Ownership and Retention Policy
     Our Board has adopted a stock ownership and retention policy that applies to all employees who receive equity compensation. The policy is intended to align the interests of Directors, executives and other managers with the interests of the Company’s shareholders by ensuring that executives maintain significant levels of stock in the Company throughout their careers. Our policy specifies both a guideline number of shares that should be owned (the number varies by position), as well as a percentage of additional shares which must be retained as further shares are acquired under the long-term compensation plans. Company officers are required to retain at least 75% of the net shares acquired through the plan until their guideline shareholding level is achieved. Thereafter, they are required to retain 25% of the future net shares which they acquire, subject to a maximum retention requirement of two times their established guideline. The current guideline shareholding requirement for the CEO is 70,000 shares, for a Group President 20,000 shares, and for a Vice President 9,000 shares. The Compensation Committee has approved a reduction in the holding requirements for participants approaching retirement. This reduction begins at two years from retirement and drops the guideline shareholding by 1/3 and by another 1/3 at one year from normal retirement age.
Impact on Executive Compensation from Restatement of Financials
     The CEO, the Vice President, Finance and Treasurer, and the Vice President, Controller and CIO (the Company has no single chief financial officer) may be required to reimburse the Company bonuses, or other incentive-based or equity-based compensation, and profits from securities sales following certain financial restatements resulting from misconduct in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
Post-Termination Compensation/Retirement Programs
     Our overall retirement philosophy is to provide plans that are competitive, cost effective and work together with Social Security and employee savings to provide meaningful retirement benefits. Significant changes to the retirement program became effective January 1, 2007 in order to:
•	Reduce costs within an acceptable range;

•	Reduce volatility;

•	Provide competitive benefits; and

•	Recognize competitive differences between our retail and non-retail business units.
     The changes to the non-retail retirement program included a modified benefit formula under the Defined Benefit Pension Plan and an increase in the employer matching contribution to the Retirement Savings & Investment Plan (the “401(k)”) to partially offset the change in the defined benefit formula. The Defined Benefit Pension Plan was frozen for Retail Group participants, effective December 31, 2006, and the employer matching contribution to the 401(k) was increased similarly to the non-retail program to partially offset the change to the Defined Benefit Pension Plan.
     There are four separate retirement programs:
•	Defined Benefit Pension Plan (DBPP) — provides lifetime benefit tied to compensation and years of service.

•	Supplemental Retirement Plan (SRP) — works in conjunction with DBPP to restore benefits to employees that would otherwise be lost due to statutory limitations applied to the DBPP.

•	Retirement Savings & Investment Plan (401(k)) — promotes employee savings for retirement, with Company matching on a portion of the savings.

•	Deferred Compensation Plan (DCP) — works in conjunction with the 401(k) to provide additional elective deferral opportunities to key executives.
Post-Retirement Medical Benefits
     We have a Retiree Health Care Plan that provides post-retirement medical benefits to all eligible full-time employees as of December 31, 2002. The Retiree Health Care Plan is not available to those individuals hired after January 1, 2003. There are no benefit differences under this Retiree Health Care Plan between executives and non-executives.
Post-Employment Contracts
     In January 2009, we entered into agreements with our NEOs and certain other officers that require us to provide compensation to our CEO or other executives in the event of a termination of employment or a change in control of the Company. We have historically provided a uniform severance plan for all employees, including executives, in the event of job elimination. Certain vesting periods under our long term incentive (equity) plans may accelerate under certain termination and change of control situations, as more fully described below in “Termination / Change in Control Payments.” These 2009 agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or NEO’s business group will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. For qualifying terminations other than due to a change in control, NEO’s will receive cash severance and certain health benefits for a one year period. The agreements are intended to help assure continuation of management during potential change of control situations, and to assist in recruiting and retention of key executives.

Summary Compensation Table
     The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2008, 2007 and 2006.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
						Non-	Pension Value
						Equity	and
						Incentive	Nonqualified
						Plan	Deferred	All Other
				Stock	Option	Compen-	Compensation	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Position (1)	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)

Michael J. Anderson	2008	$494,231	$—	$143,983	$392,133	$135,000	$377,383	$13,509	$1,556,239
President and	2007	462,692	—	194,390	439,532	550,000	176,080	14,587	1,837,281
Chief Executive Officer	2006	415,385	—	135,969	252,443	400,000	154,814	10,920	1,369,531

Richard R. George	2008	210,885	—	18,119	56,123	45,000	164,119	9,854	504,100
Vice President,	2007	200,077	—	25,314	55,441	215,000	61,737	10,094	567,663
Controller and CIO	2006	184,616	—	18,345	34,440	125,000	56,989	7,627	427,017

Gary L. Smith	2008	210,885	—	18,119	52,253	45,000	209,360	10,126	545,743
Vice President,	2007	200,077	—	25,314	45,333	215,000	96,021	10,215	591,960
Finance and Treasurer	2006	184,616	5,000	18,345	82,208	135,000	87,465	8,367	521,001

Dennis J. Addis	2008	260,192	—	55,859	122,343	—	223,374	11,155	672,923
President, Plant	2007	238,077	—	73,269	149,654	400,000	26,220	12,391	899,611
Nutrient Group	2006	221,154	—	52,773	91,083	100,000	90,332	8,498	563,840

Harold M. Reed	2008	274,327	—	58,845	148,312	145,000	221,880	11,279	859,643
President, Grain	2007	240,000	—	75,757	182,076	440,000	10,424	11,401	959,658
& Ethanol Group	2006	230,769	5,000	52,773	104,724	205,000	48,657	8,530	655,453

Rasesh H. Shah	2008	275,500	—	60,338	153,690	155,000	205,019	11,296	860,843
President, Rail	2007	262,115	75,000	77,001	225,225	250,000	109,422	11,501	1,010,264
Group	2006	240,385	—	52,773	135,430	225,000	125,190	8,561	787,339

(1)	NEOs include the CEO, Vice President, Controller and CIO, and Vice President, Finance and Treasurer who certify the annual and quarterly reports we file with the SEC. The Company is not structured with one CFO, therefore, we have three certifying officers. The remaining three NEOs are the three next highest paid executive officers.

(2)	Salary for Rasesh H. Shah and Gary L. Smith includes voluntary deductions for the Company’s qualified Section 423 employee share purchase plan (“ESPP”) which is available to all employees. Amounts withheld for 2008 were $24,022 and $13,093. The amounts withheld for 2007 were $23,987 for Rasesh H. Shah and $10,052 for Gary L. Smith. Amounts withheld for 2006 were

$23,998 for Rasesh H. Shah and $5,993 for Gary L. Smith. Due to an option component in the plan, there is expense recognized under FAS123(R) which is included in the Option Awards column.

(3)	Annual bonus is delivered through a formula-based incentive compensation program and included in column (g). The 2007 award for Rasesh Shah was made for performance on a specific project and was approved by the Compensation Committee. The 2006 awards for Harold Reed and Gary Smith were for performance on specific projects and were made at the discretion of the CEO.

(4)	Represents the annual expense for PSUs granted April 1, 2006, March 1, 2007 and March 1, 2008 recognized under FAS123(R) and computed in accordance with the assumptions as noted in Note 9 to the Company’s audited financial statements included in Form 10-K, Item 8. We expect to issue the maximum award under this grant for each of the 2006 grant, the target award (50% of maximum) for the 2007 grant and no award for the 2008 grant.

(5)	Represents the annual expense for SOSARs granted on April 1, 2006, March 1, 2007 and March 1, 2008 recognized under FAS123(R) and computed in accordance with the assumptions as noted in Note 8 to the Company’s audited financial statements included in Form 10-K, Item 8. For Rasesh H. Shah and Gary L. Smith, amounts shown also represent the FAS 123R expense for the fair value of an option component in the ESPP. Assumptions for the ESPP are also described in Note 8 to the Company’s audited financial statements.

(6)	Represents the annual Management Performance Plan payout earned for each NEO as previously described. Approximately 70-75% of the award is based on specific results of the NEO’s formula program with the remainder of the award representing a portion of the Company “discretionary” pool which is also created through a formula. Overall awards (individual formula plus awards from the discretionary pool) are approved by the Compensation Committee. The formula-based portion of the MPP awards for Harold M. Reed and Dennis J. Addis in 2007 achieved the maximum cap of 200% of their target amount due to extraordinary results in their respective business groups.

(7)	Represents the annual change in the NEO’s accumulated benefit obligation. Defined benefit plans include the Defined Benefit Pension Plan and Supplemental Retirement Plan. See Note 11 to the Company’s audited financial statements included in Form 10-K, Item 8 for information about assumptions used in the computation of the defined benefit plans. The deferred compensation plan is a voluntary plan allowing for deferral of compensation for officers and highly compensated employees in excess of the limits imposed by the Internal Revenue Service under the Company’s 401(k) plan. Earnings on the deferred compensation are based on actual earnings on mutual funds held in a Rabbi trust owned by the Company and don’t include any above market returns.

(8)	Represents the Company-match contributed to defined contribution plans (401(k) and Deferred Compensation Plan) on behalf of the named executive, life insurance premiums paid by the Company for each of the named executives, service awards and the dollar value of dividend equivalents accrued on expected PSUs earned during the year. These dividend equivalents will be cumulated and converted into additional shares at the end of the performance period.

Grants of Plan-Based Awards
     During 2008, we granted awards to our NEOs pursuant to the 2005 Long-Term Performance Compensation Plan and our management performance program. Information with respect to each of the awards, including estimates regarding payouts during the relevant performance period under each of these awards on a grant by grant basis, is set forth below.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

										All Other
									All	Option		Grant
									Other	Awards:		Date
									Stock	Number		Fair
			Estimated Future Payouts Under			Estimated Future Payouts			Awards:	of	Exercise	Value of
			Non-Equity Incentive Plan			Under Equity Incentive Plan			Number	Securities	or Base	Stock
			Awards (1)			Awards(2)			of Shares	Under-	Price of	and
		Date of			Maxi-			Maxi-	of Stock	lying	Option	Option
	Grant	Board	Threshold	Target	mum	Thres-	Target	mum	or Units	Options	Awards	Awards
Name	Date	Action	($)	($)	($)	hold (#)	(#)	(#)	(#)(5)	(#)(3)	($)(4)	($)

Michael J. Anderson	1/1/08	3/11/05	$—	$—	$—	—	—	—	127	—	$—	$5,690
	3/1/08	2/22/08	92,190	307,300	614,600	1,200	6,000	12,000	—	20,000	46.260	863,720

Richard R. George	1/1/08	3/11/05	—	—	—	—	—	—	18	—	—	806
	3/1/08	2/22/08	25,350	84,500	169,000	189	945	1,890	—	3,150	46.260	136,036

Gary L. Smith	1/1/08	3/11/05	—	—	—	—	—	—	18	—	—	806
	3/1/08	2/22/08	25,350	84,500	169,000	189	945	1,890	—	3,150	46.260	136,036

Dennis J. Addis	1/1/08	3/11/05	—	—	—	—	—	—	43	—	—	1,926
	3/1/08	2/22/08	38,370	127,900	255,800	360	1,800	3,600	—	6,000	46.260	259,116

Harold M. Reed	1/1/08	3/11/05	—	—	—	—	—	—	43	—	—	1,926
	3/1/08	2/22/08	46,470	154,900	309,800	410	2,050	4,100	—	6,675	46.260	292,661

Rasesh H. Shah	1/1/08	3/11/05	—	—	—	—	—	—	43	—	—	1,926
	3/1/08	2/22/08	38,370	127,900	255,800	360	1,800	3,600	—	6,000	46.260	259,116

(1)	Amounts listed for the non-equity incentive compensation plan represent the individual formula maximum, target and threshold under the MPP program. The program also provides for an additional amount up to 25-30% of the overall pool which is subject to and funded by Company earnings. This discretionary pool is available for award to all plan participants. Determination of this award component is made by the President and CEO and approved by the Compensation Committee. The President and CEO’s discretionary award is determined by the Compensation Committee. As noted previously, the Company has elected to limit base salaries and place more compensation dollars “at risk” which may be earned in this incentive program. The thresholds and targets for each business unit and the total Company are presented by the Company for each NEO (and their business group) and are preliminarily approved by the Board in its December meeting prior to the beginning of the plan year.

(2)	Equity awards are PSUs which will be awarded based on the three year cumulative diluted EPS for the years 2008-2010. The maximum award in column (h) is made at 14% growth in this measure from a 2008 baseline diluted EPS of $2.93 with a threshold award (column (f)) at 3% growth.

Cumulative diluted EPS for years ended 2008-2010 must equal a minimum of $9.33 to trigger the minimum award and the maximum award will be issued if $11.49 is attained. These awards require employment at the end of the performance period except in the case of death, permanent disability, retirement or termination without cause as a result of a sale of the business unit. If an employee meets one of these exceptions and if the award triggers at the end of three years, the grantee will receive a pro rata award. At the end of the three year performance period, the appropriate number of shares will be issued along with additional shares representing equivalent dividends paid to shareholders during the period. The Company is not currently expensing this award as it does expect to reach the minimum threshold amount.

(3)	Option awards are SOSARs that vest after three years of service. After the vesting period ends, the holder has up to twenty five months to exercise the option at which point the appreciation (or aggregated gain) in the number of SOSAR shares granted is delivered in the form of stock to the holder. Vesting is accelerated in the event of death, permanent disability, retirement or termination of employment due to the sale of a business unit. If vesting is accelerated, there is a one year window in which to exercise.

(4)	Exercise price is equal to the closing price of the shares on the grant date. For all 2008 awards granted March 1, 2008, the exercise price is $46.26, the closing price on February 29, 2008 since March 1, 2008 was Saturday and markets were closed.

(5)	Grants represent dividend equivalents on the 2005 PSU grant that was vested and issued on January 1, 2008. Cumulative dividends for 2006 through 2008 were $0.5625 which was multiplied by the shares issued and converted to shares at the December 31, 2007 closing price of $44.80.

Outstanding Equity Awards at Fiscal Year-End
     The following table summarizes equity awards granted to our NEOs that were outstanding at the end of fiscal 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
			Option Awards				Stock Awards
									Equity
								Equity	incentive
								incentive	plan
								plan	awards:
								awards:	market or
			Equity					number of	payout
			incentive					unearned	value of
	Number of	Number of	plan awards:				Market	shares,	unearned
	securities	securities	number of			Number of	value of	units or	shares,
	underlying	underlying	securities			shares or	shares or	other	units or
	un-	unexercised	underlying			units of	units of	rights that	other
	exercised	options (#)	unexercised	Option	Option	stock that	stock that	have not	rights that
	options (#)	unexercisable	unearned	exercise	expiration	have not	have not	vested	have not
Name	exercisable	(1)	options (#)	price ($)	date	vested	vested ($)	(#)(2)	vested ($)
Michael J. Anderson	20,000	—	—	$5.0000	1/1/2012	—	—	—	—
	60,000	—	—	$15.5000	4/1/2010	—	—	—	—
	—	44,000	—	$39.1150	4/1/2011	—	—	—	—
	—	25,700	—	$42.3000	4/1/2012	—	—	—	—
	—	20,000	—	$46.2600	4/1/2013	—	—	—	—
	—	—	—	—	—	—	—	7,420	$122,282
	—	—	—	—	—	—	—	5,150	$84,872
	—	—	—	—	—	—	—	12,000	$197,760
Richard R. George	8,200	—	—	$15.5000	4/1/2010	—	—	—	—
	—	6,000	—	$39.1150	4/1/2011	—	—	—	—
	—	2,800	—	$42.3000	4/1/2012	—	—	—	—
	—	3,150	—	$46.2600	4/1/2013	—	—	—	—
	—	—	—	—	—	—	—	980	$16,150
	—	—	—	—	—	—	—	560	$9,229
	—	—	—	—	—	—	—	1,890	$31,147
Gary L. Smith	—	6,000	—	$39.1150	4/1/2011	—	—	—	—
	—	2,800	—	$42.3000	4/1/2012	—	—	—	—
	—	3,150	—	$46.2600	4/1/2013	—	—	—	—
	—	—	—	—	—	—	—	980	$16,150
	—	—	—	—	—	—	—	560	$9,229
	—	—	—	—	—	—	—	1,890	$31,147
Dennis J. Addis	21,000	—	—	$15.5000	4/1/2010	—	—	—	—
	—	16,000	—	$39.1150	4/1/2011	—	—	—	—
	—	7,770	—	$42.3000	4/1/2012	—	—	—	—
	—	6,000	—	$46.2600	4/1/2013	—	—	—	—
	—	—	—	—	—	—	—	3,140	$51,747
	—	—	—	—	—	—	—	1,500	$24,720
	—	—	—	—	—	—	—	3,600	$59,328
Harold M. Reed	21,000	—	—	$15.5000	4/1/2010	—	—	—	—
	—	19,000	—	$39.1150	4/1/2011	—	—	—	—
	—	10,000	—	$42.3000	4/1/2012	—	—	—	—
	—	6,675	—	$46.2600	4/1/2013	—	—	—	—
	—	—	—	—	—	—	—	3,140	$51,747
	—	—	—	—	—	—	—	1,900	$24,720
	—	—	—	—	—	—	—	4,100	$67,568
Rasesh H. Shah	25,000	—	—	$15.5000	4/1/2010	—	—	—	—
	—	24,000	—	$39.1150	4/1/2011	—	—	—	—
	—	11,000	—	$42.3000	4/1/2012	—	—	—	—
	—	6,000	—	$46.2600	4/1/2013	—	—	—	—
	—	—	—	—	—	—	—	3,140	$51,747
	—	—	—	—	—	—	—	2,100	$34,608
	—	—	—	—	—	—	—	3,600	$59,328

(1)	Unvested SOSARs with an expiration date of April 1, 2011 will vest on April 1, 2009. Unvested SOSARs with an expiration date of April 1, 2012 will vest on March 1, 2010. Unvested SOSARs with an expiration date of April 1, 2013 will vest on March 1, 2011.

(2)	Equity incentive plan awards that have not vested represent PSUs as described previously. These amounts represent the maximum award for each tranche with performance periods ending January 1, 2009, January 1, 2010, and January 1, 2011, respectively. The market value for these grants is based on a December 31, 2008 market price of $16.48.
Option Exercises and Stock Vested
     With respect to the NEOs, the following table provides information concerning stock options that were exercised during fiscal 2008. Stock awards vested during fiscal 2008 were PSUs granted in 2005 plus dividend equivalent shares as described previously.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares
	Acquired on	Realized on	Acquired on	Value Realized on
Name	Exercise (#)(1)	Exercise ($)	Vesting (#)	Vesting ($)
Michael J. Anderson	57,000	$1,456,121	10,207	$457,274
Richard R. George	9,600	373,262	1,418	63,526
Gary L. Smith	8,200	257,638	1,418	63,526
Dennis J. Addis	15,000	365,423	3,463	155,142
Harold M. Reed	19,000	715,704	3,463	155,142
Rasesh H. Shah	12,500	134,706	3,463	155,142

(1)	All exercises in 2008 were non-qualified options issued in 2004 and prior periods.
Pension Benefits
     The Company maintains a Pension Committee, not comprised of independent directors. The Board has delegated its authority to perform certain administrative, regulatory and fiduciary duties required of management as plan sponsor to the Pension Committee. The Pension Committee acts as the Plan Administrator for the Defined Benefit Pension Plan, Supplemental Retirement Plan, Retirement Savings and Investment Plan, Deferred Compensation Plan, and the Employee Share Purchase Plan.
     The retirement benefit for service through December 31, 2006 is a life annuity beginning at age 65 equal to 1.0% of average compensation plus 0.5% of average compensation in excess of Social Security Covered Compensation (a 35-year average of the Social Security wage bases), multiplied by the applicable years of service. The calculation of average compensation is based on the highest compensation earned in five years of employment up to and including 2011. Benefits accrued prior to January 1, 2004 are available as a lump sum or an annuity. Benefits accrued after January 1, 2004 are required to be taken in an annuity.
     For service after December 31, 2006, non-retail employees will receive a retirement benefit of 1% of compensation earned in each applicable year of service. A year of service is generally 1,000 or more hours worked during a calendar year.
     Compensation is defined as total wages, salary, bonuses, commissions and overtime pay. For the qualified plan, compensation for the year is capped at the statutory limit for the applicable year under Section 401(a)(17) of the Internal Revenue Code. For the non-qualified plan, compensation is not capped.

This results in a combined payout (from both plans) equal to a payout under the qualified plan as if there were no Internal Revenue Code cap.
     Early retirement can be elected as early as age 55 with 10 years of service. The retirement benefit is the benefit as stated above, reduced by 0.5% for each month retirement precedes age 65. Of the NEOs, Michael J. Anderson, Richard R. George, Dennis J. Addis and Gary L. Smith are eligible for early retirement benefits.
     The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under each of the Defined Benefit Pension Plan (“DBPP”) and the Supplemental Retirement Plan (“SRP”) determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements.

(a)	(b)	(c)	(d)	(e)
		Number of	Present value	Payments
		years credited	of accumulated	during last
Name	Plan Name	service (#)(1)	benefit ($)(2)	fiscal year ($)
Michael J. Anderson	DBPP	21	$381,148	$—
	SRP	21	1,121,556	—
Richard R. George	DBPP	21	431,030	—
	SRP	21	207,103	—
Gary L. Smith	DBPP	21	562,292	—
	SRP	21	276,618	—
Dennis J. Addis	DBPP	21	351,212	—
	SRP	21	376,995	—
Harold M. Reed	DBPP	25	328,069	—
	SRP	25	444,314	—
Rasesh H. Shah	DBPP	24	351,479	—
	SRP	24	376,995	—

(1)	Plans were instituted in 1984 for non-partners of the predecessor partnership of the Company. Former partners entered the plan in 1988. All individuals listed have years of service in excess of the listed years of credited service. Credited service is the number of years in which 1,000 hours of service are earned subsequent to plan entry date.

(2)	Present value of accumulated benefits calculated by discounting the currently accumulated benefit payable at normal retirement age under the normal annuity form. This discounting uses a discount rate of 6.10% and the RP2000 Mortality Table projected to 2010. If the NEOs above were to elect lump sum payouts for all eligible benefits, the present value of accumulated benefit would increase by the following amounts:

Name	DBPP	SRP
Michael J. Anderson	$97,727	$403,969
Richard R. George	87,934	65,436
Gary L. Smith	86,266	64,075
Dennis J. Addis	86,506	147,749
Harold M. Reed	120,693	219,880
Rasesh H. Shah	96,263	214,469

Nonqualified Deferred Compensation
     The Company provides a non-qualified deferred compensation program for employees whose Retirement Savings Investment Plan
(“401(k)”) plan contributions are limited by Internal Revenue Service regulations. This program mimics the 401(k) sponsored by the Company in that participants may select investment options that result in returns equivalent to the investment options. The plan assets are held in a Rabbi Trust on the Company’s balance sheet and a liability is included for the compensation deferred by employees. Currently, eligible employees may defer up to 30% of their base salary and up to 50% of their bonus. Set forth below is a table with the NEOs’ information for the plan for 2008:

(a)	(b)	(c)	(d)	(e)	(f)
		Registrant		Aggregate
	Executive	contributions	Aggregate	withdrawals /	Aggregate
	contribution	in last FY ($)	earnings in	distributions	balance at
Name	in last FY ($)	(1)	last FY ($) (1)	($)	last FYE ($)
Michael J. Anderson	$—	$—	$(103,120)	$—	$176,099
Richard R. George	8,728	—	(23,501)	—	72,000
Gary L. Smith	76,212	—	(142,050)	—	295,591
Dennis J. Addis	—	—	(40,384)	—	93,815
Harold M. Reed	—	—	(575)	—	1,014
Rasesh H. Shah	93,927	—	(112,055)	—	468,416

(1)	The registrant contributions above are included in the Summary Compensation Table as part of “All Other Compensation.” As the investments are made in mutual funds, none of the earnings are above-market and are therefore not included in the Summary Compensation Table.
Termination / Change in Control Payments
     In 2009, the Company formalized its past practice of granting severance in the event of position elimination and added severance payments in the event of a change in control through the completion of Change in Control and Severance Policy Participation Agreements. These 2009 agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or an NEO’s business group will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. At the participant’s election the severance payments will be paid out in a lump sum or in continuous payroll period installments over the benefit period. For qualifying terminations other than due to a change in control, NEO’s will receive cash severance and certain health benefits for a one year period. Payments under the Defined Benefit Pension Plan, Supplemental Retirement Plan and Deferred Compensation Plan are not impacted by these agreements.
     Under each of the Change in Control and Severance Policy Participation Agreements, the applicable executive agrees not to divulge confidential information during or after his term of employment. In addition, the executive aggress not to compete with, or solicit the customers or employees of, the Company during and for a period of one year following a termination of employment without cause (for which period the executive will receive severance payments). Upon a termination of employment without cause and following a change of control of the Company, this period is extended to two years (for which period the executive will receive severance payments).

     The following table presents the value of these agreements by NEO as if termination occurred on December 31, 2008:

					Additional
					Severance
				Outplacement	for Change		Cash value
	Severance	Bonus	Health	Services	in Control	Cash	if Change
Name	(1)	(2)	(3)	(4)	(5)	value	in Control
Michael J. Anderson	$494,231	$307,300	$8,268	$12,000	$1,108,831	$821,799	$1,930,629
Richard R. George	210,885	84,500	7,620	12,000	379,885	315,005	694,889
Gary L. Smith	210,885	84,500	3,876	12,000	379,885	311,261	691,145
Dennis J. Addis	260,192	127,900	7,524	12,000	531,300	407,616	923,609
Harold M. Reed	274,327	154,900	8,364	12,000	584,127	423,764	955,064
Rasesh H. Shah	275,500	127,900	10,524	12,000	531,300	451,751	1,035,878

(1)	Severance for other than a change in control is equal to one year’s salary.

(2)	Bonus is equal to target bonus to be paid for 2008 and represents bonus earned prior to termination. If termination were to occur other than at December 31, this amount would be prorated.

(3)	Value of health benefits to be continued for up to 52 weeks based on years of service. All NEOs qualify for a full year of coverage. NEOs are responsible to continue their share of premium consistent with their coverage prior to termination.

(4)	Value estimated for one year of service (maximum to be provided).

(5)	If a termination is due to a change in control, participants are eligible for an additional year of severance plus two additional years of target bonus.
   If an NEO was terminated on December 31, 2008 due to death, permanent disability, retirement (early or normal) or involuntarily without cause as a result of a sale of his business unit, the applicable officer would also be entitled to accelerated vesting of his outstanding SOSARs and PSUs as set forth opposite his name in the table below. In the event of termination for cause, all awards are immediately cancelled and no severance is paid. Unvested awards that vest within a year following termination (for reasons other than cause) may be exercised prior to the expiration of one year after termination. All employees may exercise vested awards for up to one year after termination (if for reasons other than cause).

	SOSAR (1)		PSU(2)
	Number early		Common	Value
Name	vested	Exercise Price	Shares Issued	($)
Michael J. Anderson	44,000	$39.115	9,137	$150,572
	25,700	$42.300
	20,000	$46.260
Richard R. George	6,000	$39.115	1,167	$19,227
	2,800	$42.300
	3,150	$46.260
Gary L. Smith	6,000	$39.115	1,167	$19,227
	2,800	$42.300
	3,150	$46.260
Dennis J. Addis	16,000	$39.115	3,773	$59,987
	7,770	$42.300
	6,000	$46.260
Harold M. Reed	19,000	$39.115	3,840	$62,185
	10,000	$42.300
	6,675	$46.260
Rasesh H. Shah	24,000	$39.115	3,840	$63,283
	11,000	$42.300
	6,000	$46.260

(1)	Immediate vesting of unvested awards with one year to exercise.

(2)	Vesting of each tranche of PSUs occurs after the end of the respective three year performance period (which determines the number of shares awarded). NEOs who have separated then earn a pro rata share of their total award based on the number of months actually worked in the 3 year period. The PSUs in the table above include three grants - one vesting immediately, one which has one year remaining in the performance period and the other which has two years remaining. The common shares listed in the table above include the 2006 grant (which fully vested January 1, 2009), two thirds of the 2007 grant and one third of the 2008 grant. The award above assumes that 2007 grant is issued at target number of shares (50% of maximum) and that no shares are issued under the 2008 grant. The value is derived using the December 31, 2008 market price of $16.48.
     Termination due to death would result in the following life insurance proceeds in addition to the acceleration of equity awards.

Name	Life Insurance Proceeds
Michael J. Anderson	$750,000
Richard R. George	426,000
Gary L. Smith	426,000
Dennis J. Addis	530,000
Harold M. Reed	565,000
Rasesh H. Shah	556,000
Director Compensation
     The following description of director compensation reflects the current program approved by the Board of Directors in August 2006.
     Directors who are not employees of the Company receive an annual retainer of $28,000. Committee chairpersons each receive an additional retainer as follows: Audit Committee chair $6,000 annually, All other Committees $3,000 annually. The lead director also receives a $5,000 additional annual retainer. Directors may elect to receive their retainers in cash or Common Shares.
     Non-employee directors receive $1,500 per full board meeting they attend in person ($1,000 for telephonic attendance). Committee meetings are paid at $1,250 for the Audit Committee and $1,000 for all other Committees. Telephonic attendance at committee meetings is paid at one half of the full meeting fee. Additional compensation may be paid to individual directors for work requiring time and effort beyond what is normally expected to prepare for and attend Board and Committee meetings including orientation for new directors and special projects. Richard P. Anderson received an additional retainer of $72,000 for business consulting and advisory services. This is in addition to the $28,000 retainer paid to all non-employee directors.
     Directors receive an annual equity grant (SOSAR) with a fair value approximately equal to $35,000. Directors have an equity ownership guideline of 4,000 shares. Until reaching this ownership level, they are required to retain 75% of the shares issued through equity grants by the Company.
     Michael J. Anderson is the only employee director. He receives no additional compensation for his directorship. Directors appointed to the Board receive a pro rata annual retainer and initial equity grant. Catherine M. Kilbane was appointed to the board in December 2007 and her retainer and grant were issued in January 2008. Gerard M. Anderson was appointed to the board in December 2008 and his retainer and grant were paid in December 2008. Richard P. Anderson receives retiree health coverage comparable to other retirees. Paul M. Kraus receives retiree health coverage due to his wife’s position as one of the original partners of the predecessor partnership. In each case, the director is responsible for payment of premium comparable to other qualified retirees that elect coverage.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
				Non-	pension value
	Fees			equity	and	All
	earned			incentive	nonqualified	other
	or paid	Stock	Option	plan	deferred	compen
	in cash	awards	awards	compen-	compensation	-sation
Name	($)	($)(1)	($)(2)	sation ($)	earnings ($)	($)	Total ($)
Richard P. Anderson	$100,000	$—	$55,854	—	—	—	$155,854
Gerard M. Anderson	13,167	—	1,294	—	—	—	14,461
John F. Barrett	3,000	—	88,870	—	—	—	91,870
Catherine M. Kilbane	14,500	44,368	34,717	—	—	—	93,585
Robert J. King, Jr.	47,500	—	55,854	—	—	—	103,354
Paul M. Kraus	36,500	—	55,854	—	—	—	92,354
Ross W. Manire	37,000	—	9,258	—	—	—	46,258
Donald L. Mennel	54,250	—	55,854	—	—	—	110,104
David L. Nichols	45,000	—	55,854	—	—	—	100,854
Sidney A. Ribeau	35,500	—	88,870	—	—	—	124,370
Charles A. Sullivan	52,500	—	55,854	—	—	—	108,354
Jacqueline F. Woods	17,000	28,025	55,854	—	—	—	100,879

(1)	Stock awards above represent the value of retainers paid through the issuance of common stock in lieu of cash.

(2)	The fair value of the SOSAR grant made on March 1, 2008 was $49,376 computed in accordance with the assumptions as noted in Note 8 to the Company’s audited financial statements included in the Form 10-K, Item 8. Ross W. Manire, Catherine M. Kilbane and Gerard M. Anderson each received an initial grant when they joined the Board. The expense above includes the 2008 expense for 2008 grants as well as expense for the 2007 and 2006 SOSAR grants. John F. Barrett and Sidney A. Ribeau are former Board members who have the opportunity to exercise their outstanding options / SOSARs up to one year after their retirement from the Board. This year ends May 9, 2009 for John F. Barrett and September 5, 2009 for Sidney A. Ribeau. At their retirement, any remaining stock compensation expense was accelerated. Outstanding equity awards for non-employee directors and former directors at December 31, 2008 are as follows:

Name	Outstanding Options /SOSARs
Richard P. Anderson	31,100
Gerard M. Anderson	2,107
John F. Barrett	19,100
Catherine M Kilbane	4,200
Robert J. King, Jr.	15,100
Paul M. Kraus	19,100
Ross W. Manire	900
Donald L. Mennel	19,100
David L. Nichols	13,100
Sidney A. Ribeau	19,100
Charles A. Sullivan	19,100
Jacqueline F. Woods	19,100

Other Information
Shareholder Proposals for 2010 Annual Meeting
     The Secretary of the Company must receive shareholder proposals for consideration at the 2010 annual meeting no later than December 31, 2009. This deadline is necessary in order for the proposal to be considered for inclusion in the Company’s 2010 proxy materials.
Additional Information
     This proxy information is being mailed with the Company’s December 31, 2008 Summary Annual Report to Shareholders including the Annual Report on Form 10-K. You may obtain additional copies of the Company’s Annual Report on Form 10-K free of charge upon oral or written request to the Secretary of the Company at 480 West Dussel Drive, Maumee, Ohio 43537. You may also obtain a copy of this document at the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Our Annual Report on Form 10-K was filed on February 27, 2009 and this proxy statement will be filed on or about March 17, 2009.
     The proxies being solicited are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company.
     Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope or register your vote by phone or internet as soon as possible.

By order of the Board of Directors

/s/ Naran U. Burchinow

Naran U. Burchinow
Secretary

Appendix A
Amended Articles of Incorporation
Amended Article Fourth (a) of the Amended and Restated Articles of Incorporation of the Corporation
“(a) Authorized Shares. The total number of shares the Corporation has authority to issue is 66,000,000 shares, consisting of 1,000,000 preferred shares, no par value per share (the “Preferred Shares”), and 65,000,000 common shares, no par value per share (the “Common Shares”). The number of authorized Preferred Shares may not be decreased unless such decrease is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding Common Shares. Any such decrease may be effected without vote of the holders of the Preferred Shares, or of any series thereof, unless a vote of any such holders is required pursuant to the instrument designating the terms of a series of Preferred Shares. In no event may the number of authorized Preferred Shares be decreased below the number of shares thereof then outstanding. Any issuance of shares of the Corporation must be approved by directors constituting not less than two-thirds (2/3) of the directors then in office.”

Appendix B
LIST OF COMPANIES USED TO BENCHMARK EXECUTIVE COMPENSATION
Accor North America
Agrium U.S.
Air Liquide America
Arch Chemicals
Arkema
Ashland — Ashland Specialty Chemical
Cabot
Ciba Specialty Chemicals
Clariant
Cognis
FMC
Fuller
Georgia Gulf
Hercules
International Flavors & Fragrances
Kraton Polymers
Lanxess
Lubrizol — Advanced Materials
NewMarket
Potash Corporation of Saskatchewan
PPG Industries — Chemicals
Rhodia
Saint-Gobain — Ceramics
Sasol North America
Scotts Miracle-Gro
Solvay America
Sunoco — Chemical
TOTAL S.A. 0 Total Petrochemicals USA
Tronox
Westlake Chemical
Church & Dwight
Coty
AGL Resources
Dominion Resources — Dominion Energy
Great Plains Energy — Kansas City Power & Light
Lower Colorado River Authority
National Fuel Gas
New York Power Authority
Piedmont Natural Gas
PNM Resources
Sacramento Municipal Utilities District
Southern Company — Gulf Power
Southern Company — Mississippi Power
Southern Union
Southern Union Gas Company — Gas Services
Southwest Gas
SUEZ Energy — SUEZ Energy Generation North America
SUEZ Energy — SUEZ Energy LNG North America
American Crystal Sugar
Bacardi Limited — Bacardi
Brown — Forman
Bunge North America
Cadbury Schweppes Americas Beverages
CHS — Processing
Dawn Food Products
Del Monte Foods
E & J Gallo
Farmland Foods
Fortune Brands — Beam Global Spirits & Wine
Foster’s Group Limited — Foster’s Wine Estates Americas
Groupe Danone — Dannon
LVMH Moet Hennessy Louis Vuitton — Moet Hennessy USA
McCormick & Company
Ocean Spray Cranberries
PepsiCo — Quaker Tropicana Gatorade
Tate & Lyle Americas 0 Ingredients Americas
Eaton — Automotive Components
Eaton — Truck Components
Ingersoll — Rand Company Limited — Climate Control
Ingersoll — Rand Company Limited — Industrial Technologies
Ingersoll — Rand Company Limited — Security Technologies
Joy Global
Joy Global — Joy Mining Machinery
Kennametal
Marmon Group — Union Tank Car
Modine Manufacturing
Moog
NACCO Materials Handling
Northrop Grumman — Newport News
Belden
Cooper Industries — Lighting
Cooper Industries — Power Systems
MeadWestvaco — Consumer & Office Products
MeadWestvaco — Consumer Solutions
MeadWestvaco — Packaging & Paperboard
PPG Industries — Glass
Saint-Gobain — Certain Teed
Springs Industries
Wolverine Worldwide
Amsted Industries
Associated Materials
Hanover Compressors
Hanson — Aggregate Products
Hanson — Building Products
Noranda Aluminum — Noranda Aluminum Group
Pilkington
Saint-Gobain — Containers
Umicore
Valmont Industries
Wheeling-Pittsburgh Steel

Appendix B
LIST OF COMPANIES USED TO BENCHMARK EXECUTIVE COMPENSATION
Arctic Slope Regional
Ashland — Valvoline
Coffeyville Resources
Coffeyville Resources — Nitrogen Fertilizers
Coffeyville Resources — Refining and Marketing
Alcon Laboratories
Covidien — Malinckrodt
Daiichi Sankyo
King Pharmaceuticals
Medimmune
Novo Nordisk Inc.
Roche Diagnostics
Sandoz
Sepracor
Solvay America — Solvay Pharmaceuticals
Watson Pharmaceuticals
Ace Hardware
Alex Lee, Inc. — Lowes Foods Stores, Inc.
Alex Lee, Inc. — Merchants Distributors Inc.
Crate and Barrel
DSW
Linens ‘n Things
Macy’s — Macy’s (Home Store)
PETsMART
Pier 1 Imports
Recreational Equipment
Restoration Hardware
ShopKo Stores — ShopKo Stores
Toys R Us — Babies R Us
United Supermarkets
Williams-Sonoma — Pottery Barn
Williams-Sonoma — Williams Sonoma Stores
Alexander & Baldwin
GATX — Rail
New Jersey Transit
Fisher & Paykel Healthcare Inc.
Smart & Final

Appendix C
LIST OF COMPANIES USED TO BENCHMARK CEO COMPENSATION
NACCO Industries Inc.
UAP Holding Corp.
Polyone Corp
Georgia Gulf Corp
Spartan Stores Inc.
Tractor Supply Co.
Ferro Corp.
CF Industries Holdings, Inc.
Ralcorp Holdings Inc.
Terra Industries Inc.
Calumet Specialty Products
Central Garden & Pet Co.
Potlatch Corp.
Aventine Renewable Energy
Freightcar America, Inc.
Arch Chemicals, Inc.
NewMarket Corp.
GATX Corp.
Wild Oats Markets Inc.
Castle A M & Co.
Lancaster Colony Corp.
Greenbrier Companies Inc.

PROXY - THE ANDERSONS, INC.
[Name And address of shareholder]
Electronic Voting Instructions
You can vote by Internet or telephone! Available 24 Hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the internet or telephone must be received by 12:00 midnight. Central Time, on MAY 7, 2009.
Vote using the Internet
•	Log on to the Internet and go to www.envisionreports.com/ANDE2009

•	Follow the steps outlined on the secured website.
Vote by Telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposals - The Board of directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Michael J. Anderson	[ ]	[ ]	02 - Gerard M. Anderson	[ ]	[ ]	03 - Catherine M. Kilbane	[ ]	[ ]
04 - Robert J. King, Jr.	[ ]	[ ]	05 - Ross W. Manire	[ ]	[ ]	06 - Donald L. Mennel	[ ]	[ ]
07 - David L. Nichols	[ ]	[ ]	08 - Charles A. Sullivan	[ ]	[ ]	09 - Jacqueline F. Woods	[ ]	[ ]

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2009.	For [ ]	Against [ ]	Abstain [ ]
3.	Proposal to amend the Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, no par value to 65,000,000 shares, with no change to the authorization to issue 1,000,000 preferred shares, no par value.	[ ]	[ ]	[ ]
B.	Non-Voting Items
Change of address - Please print new address below.
[                                                                              ]
Meeting Attendance Mark this box to the right if you plan to attend the Annual Meeting. [ ]
C.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.				Signature 1 – Please keep signature within the box		Signature 2 – Please keep signature within the box
[	/	/	]	[	]	[	]

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
Location: The Andersons Inc. General Office Building, 480 W. Dussel Dr., Maumee OH 43537; 8:00 A.M. Local Time
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING – May 8, 2009
Tamara S. Sparks, Naran U. Burchinow and Matthew C. Anderson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of The Andersons, Inc. to be held on May 8, 2009 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote for (a) the election of nine Directors to hold office for a one-year term, (b) ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2009, (c) ratification of the amendment of the Restated and Amended Articles of Incorporation to increase the number of authorized shares to 66,000,000, comprising 65,000,000 common shares, and 1,000,000 preferred shares
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Important - This proxy must be signed and dated. THANK YOU FOR VOTING.
IF YOU HOLD SHARES THROUGH A BROKERAGE FIRM, IN YOUR OWN NAME, OR THROUGH THE 401K, YOU MAY HAVE MORE THAN ONE PROXY TO COMPLETE.
IF VOTING BY U.S. MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE ON OR BEFORE April 27, 2009.

[Name And address of shareholder]
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒
Annual Meeting Proxy Card
PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
D.	Proposals - The Board of directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.
1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Michael J. Anderson	[ ]	[ ]	02 - Gerard M. Anderson	[ ]	[ ]	03 - Catherine M. Kilbane	[ ]	[ ]
04 - Robert J. King, Jr.	[ ]	[ ]	05 - Ross W. Manire	[ ]	[ ]	06 - Donald L. Mennel	[ ]	[ ]
07 - David L. Nichols	[ ]	[ ]	08 - Charles A. Sullivan	[ ]	[ ]	09 - Jacqueline F. Woods	[ ]	[ ]

		For	Against	Abstain
4.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2009.	[ ]	[ ]	[ ]
5.	Proposal to amend the Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, no par value to 65,000,000 shares, with no change to the authorization to issue 1,000,000 preferred shares, no par value.	[ ]	[ ]	[ ]
E.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below
Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.				Signature 1 – Please keep signature within the box		Signature 2 – Please keep signature within the box
[	/	/	]	[	]	[	]

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
Location: The Andersons Inc. General Office Building, 480 W. Dussel Dr., Maumee OH 43537; 8:00 A.M. Local Time
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING – May 8, 2009
Tamara S. Sparks, Naran U. Burchinow and Matthew C. Anderson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of The Andersons, Inc. to be held on May 8, 2009 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote for (a) the election of nine Directors to hold office for a one-year term, (b) ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2009, (c) ratification of the amendment of the Restated and Amended Articles of Incorporation to increase the number of authorized shares to 66,000,000, comprising 65,000,000 common shares, and 1,000,000 preferred shares
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Important - This proxy must be signed and dated. THANK YOU FOR VOTING.
IF YOU HOLD SHARES THROUGH A BROKERAGE FIRM, IN YOUR OWN NAME, OR THROUGH THE 401K, YOU MAY HAVE MORE THAN ONE PROXY TO COMPLETE.
IF VOTING BY U.S. MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE ON OR BEFORE April 27, 2009.